Horizon Technology Finance Announces Earlier Payment Date for

Monthly Dividend Payable in February 2014 and Provides Notice of Effective Record Dates for Monthly Dividends Payable in February and March

FARMINGTON, Conn., January 16, 2014 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, previously announced that its Board of Directors declared monthly dividends of $0.115 per share payable for each of January, February and March 2014. Due to the fact that February 17, 2014 is a bank holiday, the Company shall pay the $0.115 per share previously announced to be paid on February 17, 2014, on February 14, 2014.

Additionally, because each of the previously declared record dates for the February 14, 2014 and the March 17, 2014 dividend payments fall on a NASDAQ holiday, the dividends payable on February 14, 2014 shall be payable to shareholders of record effective on January 17, 2014 and the dividends payable on March 17, 2014 shall be payable to shareholders of record effective on February 14, 2014. The previously announced ex-dividend dates remain the same. Set forth in the table below are the correct dates for all of the monthly dividends declared on November 1, 2013.

Monthly Dividends Declared in Fourth Quarter 2013

Ex-Dividend Date	Record Date	Effective Record Date	Payment Date	Amount Per Share
December 12, 2013	December 16, 2013	December 16, 2013	January 15, 2014	$0.115
January 15, 2014	January 20, 2014	January 17, 2014	February 14, 2014	$0.115
February 12, 2014	February 17, 2014	February 14, 2014	March 17, 2014	$0.115
	Total:			$0.345

When declaring dividends, the Horizon Board of Directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Horizon maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Horizon declares a dividend, its stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Horizon’s common stock.  Horizon has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator.  Newly-issued shares will be valued based upon the final closing price of Horizon’s common stock on a specified valuation date for each dividend as determined by Horizon’s Board of Directors.  Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs, which are borne by Horizon.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN.” In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com